Exhibit 99.1

PRESS RELEASE

PETROLOGISTICS ANNOUNCES EXTENSION AND AMENDMENT OF
CONSENT SOLICITATION RELATING TO ITS 6.25% SENIOR NOTES DUE 2020

HOUSTON, July 10, 2014 /PRNewswire/ — PetroLogistics LP (PDH) (the “Company”) today announced that it and PetroLogistics Finance Corp. (“Finance Corp.” and together with the Company, the “Issuers”) have extended the expiration time of the previously announced solicitation of consents (the “Consent Solicitation”) from holders of the Issuers’ outstanding 6.25% Senior Notes due 2020 (the “Notes”) to approve amendments (the “Proposed Amendments”) to the indenture relating to the Notes to 5:00 p.m., New York City time, on July 23, 2014 (the “New Expiration Time”).  As set forth in the Consent Solicitation Statement dated June 24, 2014 (the “Consent Solicitation Statement”), as of 5:00 p.m., New York City time, on July 2, 2014 Holders of the Notes are no longer able to withdraw their consents, whether given before or after that time.  The Consent Solicitation is being extended pursuant to a Consent Solicitation Statement Supplement dated July 10, 2014, which amends and supplements the Consent Solicitation Statement, the Consent Solicitation Statement Supplement dated July 2, 2014 and the press release dated July 7, 2014.

The Issuers are making the Consent Solicitation at the request and expense of Flint Hills Resources, LLC (“Flint Hills”), a subsidiary of Koch Industries, Inc. On May 27, 2014, the Company and its general partner entered into a definitive agreement (the “Merger Agreement”) to consummate the acquisition of the Company by Flint Hills (the “Merger”).

The Consent Solicitation is being made solely on the terms and subject to the conditions set forth in the Consent Solicitation Statement and the accompanying consent letter, the Consent Solicitation Statement Supplement dated July 2, 2014, the press release dated July 7, 2014 and the Consent Solicitation Statement Supplement dated July 10, 2014. The Issuers may, in their sole discretion, terminate, extend or amend the Consent Solicitation at any time as described in the Consent Solicitation Statement.

Copies of the Consent Solicitation Statement, the Consent Solicitation Statement Supplement dated July 2, 2014, the press release dated July 7, 2014, the Consent Solicitation Statement Supplement dated July 10, 2014, the consent letter and other related documents may be obtained from D.F. King & Co., Inc., the Information and Tabulation Agent, at (800) 431-9633 (toll free). Holders of the Notes are urged to review the Consent Solicitation Statement, the Consent Solicitation Statement Supplement dated July 2, 2014, the press release dated July 7, 2014, the Consent Solicitation Statement Supplement dated July 10, 2014 and the consent letter for the detailed terms of the Consent Solicitation and the procedures for consenting to the Proposed Amendments. Any persons with questions regarding the Consent Solicitation should contact the Solicitation Agent, Goldman, Sachs & Co., at (212) 902-6941 (collect) or (800) 828-3182 (toll free).

This announcement is for information purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security. This announcement is also not a solicitation of consents with respect to the Proposed Amendments or any securities. No recommendation is being made as to whether holders of Notes should consent to the Proposed Amendments. The solicitation of consents is not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable state or foreign securities or “blue sky” laws.

About PetroLogistics

PetroLogistics is a major producer of propylene with operations in the vicinity of the Houston Ship Channel.  The company owns and operates the only propane dehydrogenation facility in the US, and its plant is among the largest of its kind in the world. The facility began operations in 2010 and has an annual production capacity of approximately 1.45 billion pounds.  Propylene is one of the basic petrochemical building blocks that is used in the manufacture of a variety of end products, including paints, coatings, building materials, clothing, automotive parts, packaging and a range of other consumer and industrial products. The facility employs about 100 people.

PetroLogistics is a master limited partnership with headquarters located in Houston, Texas.

Cautionary Statement Regarding Forward-Looking Information

Statements in this release relating to the Company’s expectations regarding the Consent Solicitation and the Merger are forward-looking information and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Forward-looking statements are based on currently available information. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.

Among other risks and uncertainties, there can be no guarantee that the Consent Solicitation or Merger will be completed, or if it is completed, the time frame in which it will be completed.  The Consent Solicitation and the Merger are subject to the satisfaction of certain conditions contained in the Consent Solicitation Statement, as amended, and the Merger Agreement.

PetroLogistics has based its forward-looking statements, including statements made regarding Consent Solicitation and the Merger, the expected timetable for completing the Merger and other statements, on its management’s beliefs and assumptions based on information available to management at the time the statements are made. PetroLogistics cautions you that actual outcomes and results may differ materially from what is expressed, implied, or forecast by its forward-looking statements.  Except as required under the federal securities laws, PetroLogistics does not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, changes in assumptions, or otherwise.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100% of PetroLogistics’ distributions to foreign investors are attributable to income that is effectively connected with a U.S. trade or business. Accordingly, PetroLogistics’ distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

Important Additional Information about the Proposed Merger

PetroLogistics has filed with the Commission a Current Report on Form 8-K, which contains, among other things, a copy of the definitive agreement for the Merger. In connection with the Merger, the Company has prepared and filed with the Commission an information statement that provides additional important information concerning the Merger. The definitive information statement will be mailed to the unitholders of PetroLogistics. THE COMPANY’S UNITHOLDERS ARE STRONGLY ADVISED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE COMMISSION, INCLUDING THE COMPANY’S INFORMATION STATEMENT, BECAUSE

THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  The Company’s unitholders will be able to obtain, without charge, a copy of the information statement and other relevant documents filed with the Commission from the Commission’s website at www.sec.gov. The Company’s unitholders will also be able to obtain, without charge, a copy of the information statement and other documents relating to the Merger at www.petrologistics.com or by contacting PetroLogistics Investor Relations at the phone number, email or address listed below.

For further information please contact:

855-840-7140
investor@petrologistics.com or media@petrologistics.com
600 Travis Street, Suite 3250
Houston, Texas 77002